Exhibit 10.17

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

University of Virginia Licensing & Ventures Group and 22nd Century Limited, LLC

This Exclusive License Agreement (hereinafter “Agreement”) is made as of the 14th day of December, 2016 (“Effective Date”), by and between the University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group, a Virginia non-profit corporation, having a principal place of business at 722 Preston Avenue, Suite 107, Charlottesville, VA 22903 (“UVA LVG”), and 22nd Century Limited, LLC, a for-profit Delaware limited liability company with its principal place of business at 9530 Main Street, Clarence, New York 14031 (“Licensee”).

WITNESSETH

whereas, The Rector and Visitors of the University of Virginia (“University”) and Licensee are parties to that certain Research Funding Agreement effective November 10, 2011, and that certain Research and Funding Agreement dated as of December 1, 2016 (collectively, the “Research Agreement”) pursuant to which University has conducted and will continue to conduct research on behalf of and at the cost of Licensee, as the sponsor under the Research Agreement, that is directed to modification of flue-cured tobacco and will be conducting research focused on the development of biological platforms and differentiated plants and cannabinoid expression and profiles for research and production in industrial hemp and medical marijuana (the “Research”);

WHEREAS, University has assigned to UVA LVG any and all of University’s rights in and to any and all plants, biological materials, technology and associated intellectual property resulting from the Research, including without limitation University’s joint ownership rights in the Licensed Technology and IP Rights.

WHEREAS, Licensee and UVA LVG are joint owners of the Licensed Technology and IP Rights;

WHEREAS, Licensee desires to obtain exclusive rights in and to any and all plants, biological materials, technology and associated intellectual property resulting from the Research, including without limitation the Licensed Technology and IP Rights;

whereas, UVA LVG is willing to grant an exclusive license to all the results and technology arising from the Research to Licensee in accordance with the terms of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.	DEFINITIONS

As used in this Agreement:

1.1            “Affiliate” means any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity.

1.2            “Field of Use” means any and all uses of Licensed Technology in any and all fields.

1.3            “IP Costs” means expenditures to obtain or maintain Licensed Patents or other IP Rights. IP Costs include, without limitation, expenditures related to administrative proceedings concerning the validity or invalidity of patent protection for the Licensed Technology, including proceedings pursuant to 35 U.S.C. §§ 131-135, 251-256, 302-306, or 311-329.

1.4            “IP Rights” means any and all intellectual property rights of UVA and UVA LVG, such as patents, plant variety rights, copyrights, trade secrets or know-how, included in the Licensed Technology or covering Licensed Products.

1.5            “Licensed Know-How” means any and all information or knowledge of UVA and UVA LVG, including but not limited to test results, data, research methodologies and transformation processes, (i) related to any Sponsor Biological Materials or Licensed TBM, (ii) arising or resulting from the Research or developed or created under the Research Agreement, including without limitation developed or created using any funding or other items provided at any time by or at the direction of Licensee pursuant to the Research Agreement, (iii) developed or created with the use of any confidential information, equipment, materials or resources of Licensee, (iv) included in a “Research Deliverable” (as defined in the Research Agreement), or (v) created by or derived from the activities of the inventors of the Licensed Patents under the Research Agreement that is useful for the commercialization of Licensed Products, including Confidential Information, publicly available information, and information not readily reducible to tangible form prior to specific inquiry by Licensee.

1.6            “Licensed Patents” means any and all (i) patent applications in and to any and all inventions conceived, reduced to practice or developed by UVA, either solely or jointly with another or others, in the performance of the Research Agreement, (ii) any and all patent applications now or hereafter filed with respect to “Research IP” (as defined in the Research Agreement), (iii) any and all applications claiming the benefit of the filing date or claiming priority, directly or indirectly, from any of the foregoing patent applications, including without limitation any and all substitutions, extensions, divisionals, continuations, continuations-in-part, international, regional and national applications and foreign corresponding or counterparts of such patent applications, and (iv) any and all patents which issue from any of the foregoing patent applications anywhere in the world, including without limitation reexamined and reissued patents.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.7            “Licensed Products” means any product or service that is covered by, incorporates, or uses, wholly or in part, any Licensed Technology.

1.8            “Licensed PVR” means any and all UVA or UVA LVG Plant Variety Rights covering any Licensed TBM.

1.9            “Licensed TBM” means any and all Tangible Biological Materials (i) derived or propagated from any Sponsor Biological Materials, (ii) arising or resulting from the Research or developed, grown or created under the Research Agreement, including without limitation developed, grown or created using any funding or other items provided at any time by or at the direction of Licensee pursuant to the Research Agreement, (iii) developed, grown or created with the use of any confidential information, equipment, materials or resources of Licensee, or (iv) provided or referenced in a “Research Deliverable” (as defined in the Research Agreement).

1.10         “Licensed Technology” means, collectively, (i) the Licensed Patents, (ii) the Licensed PVR, (iii) the Licensed TBM, and (iv) the Licensed Know-How. The Licensed Technology is provided “as is.”

1.11         “Net Sales” means the [*], less the total of all:

1.11.1	[*];

1.11.2	[*];

1.11.3	[*];

1.11.4	[*]; and

1.11.5	[*].

No [*].

1.12         “Plant Variety Rights” or “PVR” means intellectual property in the form of rights applied for or granted/issued under applicable law to the breeder of a new variety of plant that give the breeder control over the propagating material or harvested material of a plant variety or the use thereof (such as for example, “Plant Patent,” “Plant Variety Protection,” “PVP Certificates,” “Plant Variety Right Certificates,” and “Plant Breeders’ Rights Certificates,” and any other rights granted by a member state of the International Union for the Protection of New Varieties of Plants (UPOV) to comply with the International Convention for the Protection of New Varieties of Plants (UPOV Convention).

1.13         “Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the Licensed Technology is being utilized and that its benefits are, to the extent permitted by law or government regulations, available to the public on reasonable terms.

1.14         “Revenue” means [*].

1.15         “Royalties” means [*].

1.16         “Sale,” “Sold” and “Sell” means and include, without limitation, sales, leases, licenses, rentals, provision of services with, and other transfers of Licensed Product(s).

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.17         “Sublicensee” means any third party to whom Licensee has granted a Sublicense.

1.18         “Sublicense” means an agreement in which Licensee:

1.18.1	grants or otherwise transfers any of the rights granted hereunder;

1.18.2	agrees not to assert the IP Rights or agrees not to sue, prevent or seek a legal remedy for the practice of same;

1.18.3	assigns or otherwise transfers this Agreement other than as permitted under the Assignment Section hereinbelow; or

1.18.4	is under an obligation to do any of the foregoing, or to forbear from offering or doing any of the foregoing with any other entity, including licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements or other agreements.

1.19         “Sublicensing Revenue” means [*].

1.20         “Sponsor Biological Materials” means any and all Tangible Biological Materials provided to UVA or caused to be provided to UVA by or through Licensee, including without limitation all Tangible Biological Materials provided to UVA by third parties at the direction of Licensee or pursuant to an agreement with Licensee.

1.21         “Tangible Biological Materials” means [*].

1.22         “UVA” means the Commonwealth of Virginia and the Rector and Visitors of the University of Virginia, its governors, trustees, officers, agents, employees, faculty, staff and students.

1.23         “Valid Claim” means a subsisting claim contained in an issued and unexpired patent that has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction in a decision that is unappealable or not appealed within the time allowed and which is not invalid or unenforceable through abandonment or the like.

2.	LICENSE

2.1            UVA LVG hereby grants to Licensee and Licensee hereby accepts an exclusive, worldwide right and license to use and commercialize the Licensed Technology and IP Rights, including without limitation the exclusive right to make, grow, have made, have grown, use, import, offer for sale, and sell Licensed Products in the Field of Use.

2.2            Licensee may Sublicense any or all of the rights licensed hereunder to Affiliates provided that UVA LVG is notified in writing of each such Sublicense. Any act or omission of any Sublicensed Affiliate shall be deemed an act or omission of Licensee. UVA LVG and UVA may not contact or solicit any Sublicensee of Licensee.

2.3            Licensee shall have the right to Sublicense any or all of the rights licensed hereunder to non-affiliated third parties, provided that:

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.3.1	Each Sublicense obligates the Sublicensee to not violate the terms of this Agreement;

2.3.2	Licensee does not receive and does not agree to receive anything of value other than cash in consideration for a Sublicense, unless expressly agreed in writing by UVA LVG after review of the proposed transaction as a whole, and in which case such value will be subject to the Sublicensing Revenues provisions set forth below;

2.3.3	Each Sublicense is otherwise consistent with the terms and conditions of this Agreement;

2.3.4	A copy of each Sublicense is provided to UVA LVG promptly following its execution, together with a written statement disclosing any and all prior and contemporaneous contractual relationships between Licensee and the Sublicensee; and

2.3.5	Licensee represents and warrants that no such other contractual relationships contain consideration due to Licensee reasonably attributable to the sublicensed rights. Licensee agrees to be fully responsible for the performance of its Sublicensees hereunder.

2.4            Notwithstanding any other provision of this Agreement, UVA and UVA LVG will not, by action or inaction, cause or allow any Licensed TBM and/or any other Licensed Products (“Restricted Materials”) to be disclosed, given, made available, distributed, conveyed or transferred by any means (collectively, “Transferred”) to any third party. No exceptions are permitted to this restriction, except only by the prior written consent of Licensee. UVA and UVA LVG will not abandon control of any of the Restricted Materials. In the event UVA or UVA LVG desires to abandon control of any of the Restricted Materials, then UVA shall deliver all such Restricted Materials to Licensee promptly after UVA receives written authorization from Licensee. In the event UVA or UVA LVG relinquishes control of any part of any location containing Restricted Materials, UVA or UVA LVG will inform Licensee in writing at least thirty (30) days in advance of such relinquishment and, unless Licensee requests otherwise in writing, UVA and UVA LVG will destroy the Restricted Materials located in such location before a third party acquires possession or control of such location.

2.5            All rights granted to Licensee by UVA LVG hereunder are subject to a reservation of non-commercial, academic rights by UVA LVG on behalf of itself and UVA to use and practice the Licensed Know-How and Licensed Patents solely for internal, non-commercial, educational, research, teaching, training, and other scholarly purposes, including but not limited to sponsored non-commercial, educational research and collaborations, as well as UVA may use and practice the Licensed Know-How (but not the Licensed Patents) in sponsored research and collaborations with for-profit entities, but in all events and in all cases under this Section 2.5 excluding without limitation any sharing, teaching or other communication or transmission of any information, consideration and/or tangible and intangible items supplied by or at the direction of Sponsor and any Tangible Biological Materials. Further, UVA and the inventors of the Licensed Technology retain the right to publish any information related to or constituting the Licensed Technology to the extent permitted in the Research Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.6            This Agreement does not restrict UVA’s right and/or ability to conduct further internal, non-commercial, academic research and development in the Field of Use or other fields to the extent expressly provided in Section 2.5 of this Agreement, but UVA, UVA LVG and any of their respective Affiliates shall not be permitted to grant to any person or entity other than Licensee any commercial rights in any Licensed Technology in connection with such further research and/or development activities.

2.7            All Licensed Products shall be manufactured and sold by Licensee in compliance with all applicable governmental laws, rules and regulations. Licensee shall keep UVA LVG fully informed of, and shall move expeditiously to resolve, any investigation, inquiry or complaint by a governmental body related to Licensed Products.

2.8            The Licensed Technology was not and will not be developed with any funds of the United States federal government.

2.9            Licensee agrees to submit, on request of UVA LVG but no more frequently than annually, reports on the utilization of the Licensed Technology or on efforts at obtaining such utilization that are being made by Licensee. Such reports shall include information regarding the status of development, date of first commercial sale or use, and gross royalties paid by Licensee.

2.10         UVA and UVA LVG will provide to Licensee, at no charge and without restriction or limitation of any kind except as expressly provided in this Agreement, quantities of all Licensed TBM and/or Licensed Products produced, or in the future developed, by UVA or UVA LVG as requested from time to time by Licensee, subject only to the availability of the quantities requested by Licensee from UVA.

2.11         UVA LVG shall cause UVA to comply with all obligations of UVA under this Agreement and UVA LVG will be responsible for UVA’s satisfaction of any and all obligations set forth in this Agreement.

2.12         UVA LVG hereby acknowledges Licensee’s joint ownership of the Licensed Technology and IP Rights and that Licensee has an equal, undivided interest in and to such Licensed Technology and IP Rights, without any obligation of accounting to UVA LVG or UVA except as expressly provided in this Agreement. As provided above, UVA LVG hereby grants and assigns to Licensee such joint ownership rights in any and all Licensed Technology and IP Rights, and UVA LVG shall take all action and shall execute, and shall cause UVA to execute, such agreements and documents as may be necessary or advisable under law to effectuate the intent of this Section 2.12, including without limitation all documents deemed necessary by Licensee to reflect such joint ownership.

3.	DUE DILIGENCE

3.1            Licensee shall use its reasonable commercial efforts to achieve expeditious Practical Application and to disseminate Licensed Products in commercial markets as soon as reasonably possible as determined by Licensee and, thereafter, to maintain their reasonable availability in commercial markets for public use as determined by Licensee.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.	CONSIDERATION

4.1            Royalties payable by Licensee to UVA LVG on Net Sales shall be as follows:

LEVEL OF LICENSED PRODUCTS IP COVERAGE	ROYALTY PERCENT
[*]	[*]%
[*]	[*]%
[*]	[*]%

4.2            Sales by Sublicensees shall be subject to Royalties payable to UVA LVG as provided in Section 4.1. Within sixty (60) days of the end of each calendar quarterly period during the Term of this Agreement, License shall pay to UVA LVG [*] of any Sublicensing Revenue not subject to Royalties under Section 4.1 received during the preceding calendar quarter.

4.3            In the event Licensee or any of its Affiliates license additional intellectual property from one or more third-parties in order to develop, produce, grow, offer, sell and/or otherwise commercialize a Licensed Product, then all amounts due under this Agreement from Licensee to UVA LVG shall be reduced by the amount that Licensee and/or its Affiliates are required to pay to such third-parties; [*].

5.	ROYALTY REPORTS AND PAYMENT

5.1            Licensee shall report Revenues, Net Sales and Sublicensing Revenues received for each calendar quarter in a royalty report (“Royalty Report”), and make payment for Royalties received during each calendar quarter and payments due on Sublicensing Revenue received during each calendar quarter, to UVA LVG within sixty (60) days of end of each quarter. Each Royalty Report shall be in the format set forth Attachment B.

5.2            Royalties shall be paid by Licensee’s check sent in accordance with Section 22 entitled “Notices”.

5.3            All overdue payments shall be subject to interest at a rate of [*]. Interest payments shall be in addition to, not instead of, any other rights or remedies available to UVA LVG (including termination).

6.	PROGRESS REPORTS AND AUDITS

6.1            Beginning with the calendar year 2020, within ninety (90) days after the end of each calendar year during the Term, Licensee shall provide to UVA LVG a written annual progress report (“Progress Report”) for that most recently completed calendar year. For each Licensed Product, the Progress Report shall describe Licensee’s progress with respect to research and development, manufacturing, sublicensing, marketing and sales during that prior calendar year ending December 31.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.2            Licensee shall maintain accurate books and records with respect to Revenues, Net Sales, Royalties, Sublicensing Revenues and royalties paid thereon, and related information.

6.3            Licensee shall make its books and records with respect to Revenues, Net Sales, Royalties, Sublicensing Revenues and royalties paid thereon, available for inspection or audit by UVA LVG or a representative of UVA LVG's reasonably satisfactory to Licensee subsequent to the date that is ninety (90) days after the end of the calendar year with respect to which UVA LVG desires to conduct any such audit, with any audit being conducted at the place where such books and records are regularly kept and maintained by Licensee. UVA LVG shall give Licensee at least sixty (60) days prior written notice of any desired annual audit by UVA LVG, after which Licensee and UVA LVG will mutually agree on the actual date of the audit. Licensee agrees to fully cooperate in any such inspection or audit, provided that UVA LVG and its representative(s) agree to protect the confidentiality of the information reviewed in such inspection or audit, including without limitation the customers of Licensee and its Sublicensees, which information shall only be reviewed for purposes of confirming the accuracy of the payment amounts made by Licensee to UVA LVG under this Agreement. In the event [*].

7.	IP COSTS AND PROSECUTION

7.1            Licensee shall be responsible for and shall control all intellectual property filings with legal counsel selected by Licensee. Licensee shall bear all IP Costs incurred by Licensee subsequent to the Effective Date. UVA LVG has not incurred any IP Costs prior to the Effective Date and UVA LVG shall not incur any IP Costs after the Effective Date unless UVA LVG is requested to do so in writing by Licensee, in which case UVA LVG shall send invoices or other written notice to Licensee for such IP Costs. Reimbursement payments shall be due and payable within thirty (30) days of receipt by Licensee of each such invoice or notice.

7.2            Licensee shall be solely responsible for and shall control all prosecution and maintenance of the Licensed Patents or other IP Rights in any country selected by Licensee. UVA LVG will be given reasonable opportunities to advise Licensee in the filing, prosecution, and maintenance of the Licensed Patents and/or Licensed PVR and UVA and UVA LVG will cooperate fully with Licensee in such filing, prosecution, and maintenance. At UVA LVG’s request, Licensee will instruct patent counsel to provide copies of prosecution documents relating to Licensed Patents and/or Licensed PVR so that UVA LVG may have the opportunity to offer comments and remarks thereon, such comments and remarks to be given due consideration by UVA LVG. However, notwithstanding anything to the contrary in this Agreement, all final decisions with respect to the filing, prosecution, and maintenance of Licensed Patents and/or Licensed PVR are reserved solely to Licensee.

7.3            UVA LVG shall not pursue any Licensed Patent or other IP Rights in any jurisdiction without Licensee’s prior written request to do so. If Licensee does not reimburse UVA LVG for IP Costs incurred by UVA LVG after written authorization from Licensee for UVA LVG to incur such IP Costs, then in such event UVA LVG shall give written notice to Licensee that UVA LVG has not received the reimbursement of IP Costs in a timely manner after which Licensee shall have thirty (30) days after Licensee’s receipt of such notice to reimburse such IP Costs to UVA LVG. If payment has still not made within such thirty (30) day period, such Licensed Patent or IP Rights obtained by UVA LVG in such country shall be excluded from the license rights granted to Licensee in Section 2.1 of this Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.4            UVA LVG shall send invoices or other written notice to Licensee for IP Costs subject to reimbursement under Sections 7.1 and 7.3. Reimbursement payments shall be due and payable within thirty (30) days of receipt by Licensee of each such invoice or notice, such to the late notice and cure rights contained in Section 7.3.

8.	INTELLECTUAL PROPERTY

8.1            UVA LVG has been assigned any and all of University’s rights in and to any and all plants, biological materials, technology and associated intellectual property resulting from the Research, including without limitation University’s joint ownership rights in the Licensed Technology and IP Rights, and UVA LVG shall take all actions and measures necessary to assure and document such assignment. UVA LVG shall take all actions and measures necessary to assure that UVA LVG has the full right to grant the exclusive license provided in this Agreement and to meet its obligations under this Agreement. Other than the license provided to Licensee in this Agreement, UVA LVG shall not offer, sell, transfer, pledge, license, encumber or otherwise convey any rights of UVA or UVA LVG in any of the Licensed Patents and other IP Rights to the Licensed Technology.

8.2            UVA LVG and Licensee shall not contest the validity of the Licensed Patents or other IP Rights.

8.3            If, notwithstanding Section 8.2, either UVG LVG or Licensee brings a judicial or administrative action to invalidate, contest enforceability, or prevent issuance of any Patent, or other IP Right (a “Challenge Action”), then (i) in the event Licensee brings the Challenge Action, then during the Challenge Action Licensee will pay Royalties to UVA LVG at [*] the Royalty rates set forth each of in Sections 4.1 and 4.2, and in the further event that a Challenge Action brought by Licensee determines that any claim of a Patent or other IP Right is valid, Licensee will thereafter pay Royalties at [*] the Royalty rates set forth in Sections 4.1 and 4.2 for a period of [*] thereafter; and (ii) in the event UVA LVG brings the Challenge Action, then during the Challenge Action Licensee will pay Royalties to UVA LVG at [*] the Royalty rates set forth in each of Section 4.1 and 4.2, and in the further event that a Challenge Action brought by UVA LVG determines that any claim of a Patent or other IP Right is valid, Licensee will thereafter pay Royalties to UVA LVG at [*] the Royalty rates set forth in Sections 4.1 and 4.2 for a period of [*] thereafter.

8.4            Except as otherwise expressly provided in this Agreement, nothing herein shall be deemed to grant any license or rights in any technology other than or in addition to the Licensed Technology and Licensed Know-How.

8.5            Licensee and UVA LVG hereby agree that the Licensed Patents shall be extended as and when determined by Licensee, including without limitation extensions provided under U.S. law at 35 U.S.C. §§154(b) and 156. UVA LVG hereby agrees to provide Licensee with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. UVA LVG acknowledges that extensions under 35 U.S.C. §156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that UVA LVG’s failure to promptly provide the necessary information or assistance to Licensee during such sixty (60) day period will cause serious injury to Licensee, for which UVA LVG will be liable at law, as well as being a breach of this Agreement by UVA LVG.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.	MARKINGS, TRADEMARKS AND TRADE NAMES

9.1            Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Products, a statement to the effect, if applicable, of either “Patent Pending” or the specification of the applicable “U.S. Patent Number.”

9.2            Licensee shall have marked the appropriate portions of all Licensed Products with any applicable United States and foreign Patent numbers in accordance with the law of the applicable jurisdiction(s).

9.3            Except as expressly provided in this Agreement, Licensee shall not use any UVA or UVA LVG technology, trade name or trademarks without the written permission of UVA LVG in advance.

10.	TERM, TERMINATION AND OTHER REMEDIES

10.1         Unless terminated earlier as otherwise provided in this Agreement, the term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration of the last to expire Licensed Patents or Licensed PVR, or ten (10) years from the Effective Date of this Agreement if no patents in the Licensed Patents or Licensed PVR issue in the applicable country (the “Term”). Upon the expiration of the Term, all licenses and other rights granted to Licensee herein shall become fully paid-up and perpetual.

10.2         Except as otherwise explicitly provided herein, either party shall have thirty (30) days to cure any breach of this Agreement after receipt of written notice of such breach by the other party. Thereafter, in the absence of timely cure, the other party may terminate this Agreement upon thirty (30) days written notice to the party in breach.

10.3         UVA LVG shall have the right to terminate this Agreement upon the occurrence of an uncured material breach by Licensee. Without limitation, any one or more of the following shall each be deemed a material breach of this Agreement by Licensee:

10.3.1	Failure of Licensee to make any payment when due under this Agreement; or

10.3.2	Failure of Licensee to provide timely Royalty Reports; or

10.3.3	Assignment by Licensee of substantially all of its assets for the benefit of creditors or placement in the hands of a trustee or a receiver; or

10.3.4	Any Licensee decision to cease developing or quit the business of selling Licensed Products; or

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.3.5	The uncured breach by Licensee of any other material term of this Agreement.

10.4         Notwithstanding the foregoing, in the event of Licensee’s bankruptcy (as provided in Section 24), this Agreement shall terminate immediately.

10.5         Licensee shall have the right to terminate this Agreement upon the occurrence of an uncured material breach by UVA LVG. Without limitation, any one or more of the following shall each be deemed a material breach of this Agreement by UVA LVG:

10.5.1	Failure of UVA to meet any of UVA’s obligations under the Research Agreement; or

10.5.2	The uncured breach by UVA LVG of any material term of this Agreement.

10.6         In the event this Agreement is terminated pursuant to Section 10.5 for an uncured material breach by UVA LVG, all licenses and other rights granted to Licensee herein shall become perpetual, fully paid up, royalty free and exclusive.

10.7         Licensee may also terminate this Agreement with or without cause upon no less than one hundred eighty (180) days written notice to UVA LVG. In the event Licensee terminates this Agreement under this Section 10.7, then UVA LVG and Licensee each shall have the right to pursue patent protection of their respective interests under this Agreement and the Research Agreement.

10.8         Termination of this Agreement shall not affect Licensee’s payment obligations to UVA LVG that accrued prior to the date of such termination of this Agreement or its obligations under the Sections of this Agreement entitled “Definitions”, “Progress Reports and Audits (except Section 6.1)”, “Intellectual Property”, “IP Costs”, “Term, Termination, and Other Remedies”, “Taxes”, “Warranty Disclaimer”, “Costs”, “Confidentiality”, “Indemnification and Liability”, “Insurance”, “Acquiescence”, “Integration”, “Interpretation”, “Notices”, “Assignment”, “Bankruptcy”, “Headings”, “Export Controls”, “No Third Party Beneficiary”, “Severability”, and “Dispute Resolution” as each of those provisions of this Agreement may be applicable prior to the date of such termination of this Agreement. Termination or expiration of this Agreement shall not affect UVA LVG’s obligations under the Research Agreement, Sections 2.4, 2.12 and 7.2 of this Agreement and the Sections of this Agreement entitled “Definitions”, “Term, Termination, and Other Remedies” and “Confidentiality.”

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.	TAXES

Licensee shall pay all taxes assessed or levied on, or on account of, the Licensed Technology, Licensed Products made, used or Sold hereunder, or on account of the amounts payable to, or for the account of, UVA LVG under this Agreement (other than taxes imposed by the United States of America, the Commonwealth of Virginia or jurisdictions therein, and other than any income or other taxes payable by UVA LVG as a result of the Royalties and other consideration paid or payable to UVA LVG under this Agreement).

12.	WARRANTY DISCLAIMER

ALL TECHNOLOGY, INTELLECTUAL PROPERTY, AND information, granted or provided by UVA LVG pursuant to this agreement (“DELIVERABLES”) are “as is”. UVA LVG makes no warranties of any kind, either expressed or implied, as to any matter including, but not limited to, warranty of fitness for particular purpose, merchantability, USEFULNESS, TITLE, OR NONINFRINGEMENT. nEITHER party shall be liable tO the OTHER for indirect, special, or consequential damages, such as loss of profits or INABILITY to use deliverables. UVA LVG does not make any warranty of any kind with respect to freedom from patent, trademark, or copyright infringement, or theft of trade secrets and does not assume any liability hereunder for any infringement of any patent, trademark, or copyright arising from use of DELIVERABLES. Licensee agrees that it will not make any warranty on behalf of UVA LVG TO ANY THIRD PARTY.

13.	COSTS

All costs or expenses incurred by Licensee in carrying out its obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties or otherwise from UVA LVG, except as otherwise provided in this Agreement. Licensee shall obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the manufacture, import, exportation, use, and/or sale or transfer of Licensed Technology and Licensed Products.

14.	CONFIDENTIALITY

14.1         Confidential Information” means (i) the Licensed Know-How, (ii) any information relating to the Licensed TBM, (iii) any information relating to the specific terms of this Agreement (as from time to time amended), (iv) any information relating to Net Sales, Royalties, Revenue, Sublicensees, Sublicensing Revenue and Royalty Reports, (v) any information relating to Licensed Patents, Licensed PVR and other IP Rights covered by this Agreement (including information disclosed to either party by the other party prior to the Effective Date) and/or (vi) any information disclosed by either party or its representatives to the other party or its representatives in connection with performance of this Agreement, provided that such information is marked “Confidential” or designated “Confidential” and described in writing within thirty (30) days of disclosure by the disclosing party to the receiving party.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.2         Confidential Information does not include information that (i) was already in the possession of the receiving party prior to the disclosure by the disclosing party; (ii) becomes publicly known without the wrongful act or breach of this Agreement; or (iii) is rightfully received by the receiving party from a third party not under an obligation of confidentiality with respect thereto; or (iv) is rightfully disclosed by UVA pursuant to the publication rights of Section 10 of the Research Agreement; or (v) is publically disclosed by Licensee in furtherance of commercialization of Licensed Products; or (vi) is disclosed by Licensee as part of Licensee’s required public disclosure as a public company.

14.3         Each of UVA LVG, UVA and Licensee shall maintain the confidentiality of all Confidential Information and will not use or exploit it for any purpose not expressly permitted herein, until ten (10) years after termination of this Agreement. Each of UVA LVG, UVA and Licensee shall protect Confidential Information from disclosure and unauthorized use with the same care used to protect its most valuable confidential information but in no event less than reasonable care.

14.4         Upon termination of this Agreement, UVA LVG and UVA shall return to Licensee all originals and copies of all materials (other than this Agreement) containing any Confidential Information. The independent, external legal counsel of UVA LVG may, however, retain one archival copy of any such information for purposes of legal compliance only.

14.5         Notwithstanding any other provision of this Agreement, all information provided to UVA, UVA LVG or their respective Affiliates or obtained by UVA, UVA LVG or their respective Affiliates regarding the supply and the suppliers of any Tangible Biological Materials to be delivered or provided to UVA by or at the direction of Licensee (“Supplied TBM”) shall be the Confidential Information of Licensee, and UVA, UVA LVG or their respective Affiliates shall not contact, solicit, contract with and/or enter into any agreement or understanding with, either directly or indirectly, any third party suppliers of Supplied TBM; provided, however, that this provision shall only apply to one (1) third-party supplier that will provide Supplied TBM to UVA at the direction of Licensee, which supplier shall be identified in writing by Licensee to UVA LVG in ATTACHMENT D hereto (the “Named Supplier”) after the execution by the parties of both this Agreement and the related Research Agreement, dated an even date herewith, between Licensee and UVA. Licensee represents to UVA LVG that the agreements between Licensee and the Named Supplier contain restrictions on the Named Supplier not being permitted to contact, solicit, contract with and/or enter into any agreement or understanding with any third-party entities with whom Licensee is sponsoring research, which will include but not be limited to UVA and UVA LVG.

15.	INDEMNIFICATION AND LIABILITY

15.1         UVA LVG shall not be liable to Licensee, Affiliates, Sublicensees, or customers of Licensee for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.

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15.2         Licensee shall defend, indemnify and hold harmless UVA and UVA LVG, and their respective trustees, officers, employees, attorneys and agents from all claims or demands made against them (and any related losses, expenses or reasonable attorney’s fees) arising out of or relating to Licensee’s conduct or possession, use, or Sale of Licensed Products, Licensed Technology or Confidential Information, including but not limited to, any claims of product liability, personal injury, death, damage to property or violation of any law or regulation; provided, however, that Licensee shall not have any indemnification obligations under this Agreement in the event the subject claims or demands arise from either a breach of this Agreement by UVA LVG or a breach of the Research Agreement by UVA. This obligation shall survive termination of this Agreement.

16.	INSURANCE

Throughout the term of this Agreement and for a period of five (5) years thereafter, Licensee shall obtain and maintain, in full force and effect and at Licensee’s sole cost and expense, the insurance coverage as set forth in Attachment C, the terms of which are incorporated herein by this reference. In the event that Licensee fails to obtain the insurance required hereunder, or if the insurance lapses or is cancelled, then Licensee shall be in breach of this Agreement, in which event UVA LVG may terminate this Agreement in the event Licensee does not cure such breach as provided under Section 10.2. Nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

17.	ACQUIESCENCE

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

18.	INTEGRATION

Except for any confidential disclosure agreement executed by the parties and the Research Agreement, this Agreement (including the exhibits referenced herein and attached hereto) supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

19.	INTERPRETATION

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, United States of America, without regard to conflict of law principles. All singular terms shall include plural, and vice versa, as necessary to interpret and enforce the intent of this Agreement.

20.	DISPUTE RESOLUTION

The parties consent to the exclusive jurisdiction of the courts of City of Charlottesville, Virginia to resolve any and all disputes relating to this Agreement. Licensee hereby irrevocably and unconditionally waives any objection to the laying of venue in any court located in City of Charlottesville, Virginia with respect to any lawsuit relating to this Agreement, consents to receive service of any summons or other legal process by registered or certified mail, postage prepaid, at the address for notices set forth below, and waives all objections to the validity of any such summons or legal process.

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21.	INFRINGEMENT

21.1         To the extent permitted by law, Licensee shall have the sole right during the Term of this Agreement to commence an action for infringement of the Patents or other IP Rights against any unlicensed third party for any infringement occurring within the Field of Use. UVA LVG shall have the right at its own expense to appear in such action by counsel of its own selection. If, as a matter of law, an infringement action must be prosecuted in UVA LVG’s name, then UVA LVG shall participate in Licensee’s pursuit of such action at Licensee’s expense (including without limitation reasonable legal fees and expenses), including without limitation by being joined as a party to such action. Notwithstanding the foregoing, if an appearance or infringement action would subject UVA LVG to the jurisdiction of a foreign tribunal that could not otherwise assert jurisdiction over UVA LVG, then UVA LVG shall have the right to decline to appear or otherwise pursue such action. Settlement of any action initiated and/or paid for by Licensee shall require the consent of UVA LVG and Licensee, which neither shall unreasonably withhold from the other. Licensee shall be entitled to retain all damages or costs awarded in such action.

21.2         If Licensee fails, within one hundred twenty (120) days after providing or receiving notice of a potential infringement, to institute an action against such infringer or notifies UVALVG that it does not plan to institute such action, then UVA LVG shall have the right to do so at its own expense. Licensee shall cooperate with UVA LVG in such effort at UVA LVG’s cost and expense (including without limitation reasonable legal fees and expenses), including being joined as a party to such action if necessary. Notwithstanding the foregoing, if an appearance or infringement action would subject Licensee to the jurisdiction of a foreign tribunal that could not otherwise assert jurisdiction over Licensee, then Licensee shall have the right to decline to appear or otherwise pursue such action. Settlement of any action initiated and/or paid for by UVA LVG shall require the consent of UVA LVG and Licensee, which neither shall unreasonably withhold from the other. UVA LVG shall be entitled to retain all damages or costs awarded in such action. Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee or UVA LVG, Licensee shall have no right to terminate or suspend (or escrow) payment of any amount payable to UVA LVG unless the claim or action arises from either a breach of this Agreement by UVA LVG or a breach of the Research Agreement by UVA.

22.	NOTICES

Any notice under any of the provisions of this Agreement shall be in writing and deemed given on the second business day after such notice and all applicable costs are given to a national overnight delivery services (such as UPS or FedEx) addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall also transmit a copy of such notice by electronic mail to the other party.

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23.	NO ASSIGNMENT

UVA LVG shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of Licensee. Licensee may assign or transfer this Agreement upon written notice to UVA LVG.

24.	BANKRUPTCY

In the event Licensee by its own actions or the action of any of its shareholders or creditors (if applicable), files or has filed against it, under the Bankruptcy laws of the United States, Licensee hereby waives the benefits of an automatic stay provided in 11 U.S.C. 362 and consents and agrees to raise no objection to any petition for relief from such stay by UVA LVG. Licensee further agrees that this Agreement shall immediately in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of Licensee, or in the event that Licensee makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any U.S. Bankruptcy proceedings or insolvency law. Licensee will promptly inform UVA LVG of its intention to file a voluntary petition in bankruptcy or of another’s communicated intention to file an involuntary petition in bankruptcy.

25.	HEADINGS

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

26.	EXPORT CONTROLS

UVA LVG is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States and/or written assurances that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. UVA LVG neither represents that a license shall not be required nor that, if required, it shall be issued.

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27.	NO THIRD PARTY BENEFICIARY

No person or entity shall be considered a third party beneficiary of this Agreement.

28.	SEVERABILITY

Should any provision of this Agreement be determined to be unenforceable or otherwise unlawful, then such provision shall be without effect, as if such provision had not been included herein, the remaining terms of this Agreement shall survive, the Agreement shall be interpreted so as to most fully achieve the intention of the parties.

(The Balance of This Page Intentionally Left Blank – Signature Page to Follow)

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in witness whereof, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of Effective Date.

The undersigned verify that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

University of Virginia Patent Foundation d/b/a University of Virginia Licensing and Ventures Group	22nd Century Limited, LLC

By:	By:
Michael P. Straightiff	Henry Sicignano, III
Executive Director	President and Manager

Date:	Date:

By:
Erik L. Hewlett, M.D.
Chair

Date:

Address for Notices:	Address for Notices:

UVA Licensing & Ventures Group 722 Preston Avenue, Suite 107 Charlottesville, VA 22903	22nd Century Limited, LLC 9530 Main Street Clarence, NY 14031

Attention: Executive Director	Attention: President and Manager
Email:	Email:

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Attachment A

Licensed Patents

UVA LVG Tech ID:	Track Code:

Title:

Patent Applications:

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Attachment B

Royalty Report Format

Licensee

Address

City, State, Zip

Progress Report covering the period [January-December, YR] for the License between Licensee and UVALVG dated ________________,

As required under Section 4 of the above-referenced license agreement, the following details the progress made during the reporting period in commercializing the licensed technology.

▪	Overview

▪	Scientific/Technical Development
•	[*]
•	[*]
•	[*]
•	[*]
▪	Commercial Development
•	Business Development Initiatives and Partnership
•	Fund Raising
•	Grants

▪	Licensed Products sold and royalties due
•	Including [*]

▪	Sublicensees
•	Summary of reports received in reporting period
•	Overview of consideration received in reporting period

▪	Summary

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Attachment C

Required Insurance Coverages

XXII is reviewing these insurance coverages. XXII will revise this section to comport with the existing insurance levels of XXII. XXII will not procure more insurance than its current coverages.

1.	General. Licensee shall obtain and maintain, in full force and effect and at Licensee’s sole cost and expense one or more insurance policies providing:

a)	Commercial general liability insurance (including coverage and any necessary endorsements for products /completed operations as well as for clinical trials if any such trials are to be performed by or on behalf of Licensee) which provides, for each annual policy period, coverage of no less than the minimum limits specified below for injury, death and property damage resulting from each occurrence during the policy period; and

b)	Worker’s compensation insurance in respect of all of Licensee’s employees with limits of liability and coverage not less than statutory limits provided by the Commonwealth of Virginia or other applicable laws and regulations; and

c)	Automobile liability insurance to cover owned and non-owned automobiles.

2.	Policy Limits. Subject to the further provisions of this Section, the commercial general liability and products liability coverages shall have the following minimum limits:

a)	Commercial general liability: [*]. Licensee shall have thirty (30) days following the Effective Date to obtain such coverage.

b)	Products liability: From the date immediately prior to first Sale: [*].

c)	UVA LVG may periodically evaluate the adequacy of the minimum coverage of insurance and coverage limits specified in this Agreement. UVA LVG reserves the right to require Licensee to adjust the insurance coverage by modifying the types of required coverages, the limits and/or financial rating and/or the method of financial rating of Licensee’s insurers as such changes are required of UVA LVG by its insurance carrier. UVA LVG shall provide Licensee with reasonable notice, contingent on UVA LVG receiving timely notice from its insurance carrier, of any proposed modification and, if so requested by Licensee, discuss any proposed modifications in good faith.

3.	Policy Specifics. Each policy of insurance required by this Agreement shall:

a)	be issued by reputable and financially secure insurance carriers having at least an A- rating (A- rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII,

b)	list each of UVA and UVA LVG, their respective trustees, officers, employees, faculty, staff, students, agents and their respective successors, heirs and assigns as additional insureds,

c)	be endorsed to provide that the insurer waives all subrogation rights it has or may have against any additional insured, and

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

d)	be primary in respect of all additional insureds.

4.	Evidence of Insurance. Within thirty (30) days following the Effective Date, and thereafter no later than the day on which any such policy of insurance is renewed or replaced, Licensee shall provide UVA LVG with a Certificate of Insurance from each such insurer which evidences compliance by Licensee with its obligations hereunder. Upon the request of UVA LVG, Licensee shall provide UVA LVG with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by Licensee hereunder. Further, Licensee will not cancel or fail to renew the identified insurance without giving UVA LVG at least thirty (30) days’ prior written notice thereof.

5.	Clarifications. For the avoidance of doubt, the minimum insurance coverage and limits set forth in this Agreement do not constitute a limitation on Licensee’s liability or obligations to indemnify or defend UVA LVG and UVA and any other additional insured under this Agreement.

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ATTACHMENT D

Named Supplier